Exhibit 77(q)

Exhibits

(a)(1)   Plan of Recapitalization dated September 10, 2009 with regard to the redesignation of Class Q shares to Class W shares for ING Growth Opportunities Fund, ING MidCap Opportunities Fund, ING Real Estate Fund and ING SmallCap Opportunities Fund – filed herein.

(a)(2)   Amended Establishment and Designation of Series and Classes of Shares of Beneficial Interest effective December 7, 2009 with regard to the resdesignation of Class Q shares to Class W shares for ING Growth Opportunities Fund, ING MidCap Opportunities Fund, ING Real Estate Fund and ING SmallCap Opportunities Fund – filed herein

(a)(3)   Abolition of Series of Shares of Beneficial Interest dated February 8, 2010 with regard to the abolition of ING SmallCap Value Multi-Manager Fund – filed herein

(a)(4)   Abolition of Series of Shares of Beneficial Interest dated March 25, 2010 with regard to the abolition of ING Principal Protection Fund XIII and ING Principal Protection Fund XIV – filed herein.